UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Penn Foster Acquisition Agreement

On October 16, 2009, The Princeton Review, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Penn Foster Holdings, LLC (“Seller”), certain members of Seller and Penn Foster Education Group, Inc. (“Penn Foster”) to purchase all of the issued and outstanding shares of Penn Foster’s capital stock (the “Acquisition”). Under the terms of the Purchase Agreement, the Company will pay $170 million in cash for the stock of Penn Foster, subject to post-closing adjustments. At the closing, 5% of the purchase price will be placed into an escrow account for a period of 12 months following the closing as security for Seller’s indemnification obligations under the Purchase Agreement. The purchase price is subject to adjustment at and after the closing in the event the working capital associated with Penn Foster deviates from a threshold amount. The Board of Directors of the Company received a fairness opinion which stated that the consideration to be paid by the Company in the Acquisition is fair from a financial point of view to the Company. Upon completion of the Acquisition, Penn Foster will become a wholly-owned subsidiary of the Company.

The Company, Seller and Penn Foster made customary representations, warranties and covenants in the Purchase Agreement. The Acquisition is expected to close after all of the closing conditions to the Purchase Agreement obligations have been satisfied or waived. The closing of the Acquisition is subject to customary regulatory approvals, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company’s obligation to close the Acquisition is not conditioned upon its ability to secure financing for the transaction. There can be no assurance as to whether or when all of the conditions to closing will be satisfied or, where permissible, waived.

Seller or the Company may terminate the Purchase Agreement upon a breach or failure by the other to perform any of its respective representations or covenants. Seller may also terminate the Purchase Agreement if the Acquisition is not consummated on or before 60 business days from the date of the Purchase Agreement, subject to extension for an additional 60 business days if a required governmental or regulatory approval has not been received. The parties are obligated, subject to certain limitations, to indemnify each other under the Agreement for breaches of representations and warranties, nonfulfillment or breaches of covenants and agreements, and for certain third-party claims.

The foregoing description of the Purchase Agreement and the transactions contemplated therein is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. There can be no assurance that the transactions contemplated by the Purchase Agreement will be consummated.

The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Seller or Penn Foster. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Seller, Penn Foster or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Financing Commitment Letters

Concurrently, and in connection with entering into the Purchase Agreement, the Company entered into commitment letters to fund the cash consideration for the Acquisition and pay certain fees and expenses in connection with the Acquisition, as described below. These commitment letters are subject to various conditions precedent, including, without limitation, no material adverse change having occurred in the financial conditions or operations of the Company and its subsidiaries; no Material Adverse Change (as defined in the Purchase

Agreement) having occurred with respect to Penn Foster; the negotiation of definitive documentation with respect to the financings satisfactory to the lenders and investors party thereto; and other customary closing conditions. There can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

The following descriptions of the commitment letters and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the complete terms and conditions of the definitive documentation to be negotiated and executed in connection therewith, which will be filed with the Company’s first periodic report which is due after the definitive documentation is fully executed.

Senior Debt Commitment Letter

On October 16, 2009, the Company entered into a senior debt commitment letter (the “Senior Debt Commitment Letter”) with General Electric Capital Corporation (“GE Capital”) pursuant to which GE Capital committed, on the terms and conditions set forth therein, to provide the Company with senior secured credit facilities (the “Senior Credit Facilities”) consisting of a $10.0 million senior secured revolving credit facility and a $40.0 million senior secured term loan. The commitments under the Senior Debt Commitment Letter will expire on the first to occur of (i) 5:00 p.m. eastern standard time on December 15, 2009 and (ii) the date on which the Purchase Agreement is terminated.

The Company’s obligations under the Senior Credit Facilities are to be guaranteed by the Company’s existing and subsequently acquired or formed subsidiaries (including, following the closing of the Acquisition, Penn Foster and its subsidiaries) other than certain foreign subsidiaries, and secured by the Company’s and the subsidiary guarantors’ assets, on the terms set forth in the Senior Debt Commitment Letter. The Senior Credit Facilities have a maturity of 5 years and will bear interest, at the Company’s option, at either base rate plus 5% or LIBOR plus 6%.

The definitive documents for the Senior Credit Facilities will contain customary conditions and covenants.

Subordinated Debt and Equity Commitment Letter

On October 16, 2009, the Company entered into a subordinated debt and equity commitment letter (the “Subordinated Debt and Equity Commitment Letter”) with Sankaty Advisors, LLC (“Sankaty”) and Falcon Strategic Partners III, LP (“Falcon”) pursuant to which (i) Sankaty committed to purchase Senior Subordinated Notes of the Company (the “Senior Notes”) in the aggregate amount of $25.0 million, Junior Subordinated Notes of the Company (the “Junior Notes”) in the aggregate amount of $12.5 million and the entire principal amount of a second lien bridge loan (the “Bridge Loan”) of up to $40.0 million and (ii) Falcon committed to purchase Senior Notes in the aggregate amount of $25.0 million, Junior Notes in the aggregate amount of $12.5 million and $12.5 million of Series E Non-Convertible Preferred Stock of the Company (the “Series E Preferred Stock”).

Under the terms of the Subordinated Debt and Equity Commitment Letter, the Senior Notes will have a maturity of 5.5 years and will bear interest at 17.5% per annum, of which 13% will be payable in cash and 4.5% will be payable in kind. The Senior Notes are to be guaranteed by the same subsidiaries that guarantee the Senior Credit Facilities.

Under the terms of the Subordinated Debt and Equity Commitment Letter, the Junior Notes will have a maturity of 6.5 years and will bear interest at 17.5% per annum, all of which will be payable in kind. The holders of the Junior Notes are to receive 900,000 shares of detachable Series E Preferred Stock for no additional consideration. The Junior Notes are to be guaranteed by the same subsidiaries that guarantee the Senior Credit Facilities.

Under the terms of the Subordinated Debt and Equity Commitment Letter, the Bridge Loan will have a maturity of 3 years and will initially bear interest at 15.5% per annum, all of which will be payable in cash. If the Bridge Loan is not refinanced, the interest rate will increase to 17.5% per annum 12 months following the closing of the Bridge Loan. The Bridge Loan is to be guaranteed by the same subsidiaries that guarantee the Senior Credit Facilities.

The Series E Preferred Stock will not be convertible at issuance, but will automatically convert into shares of Series D Convertible Preferred Stock of the Company (the “Series D Preferred Stock”) upon the receipt of shareholder approval under the applicable rules of the NASDAQ Global Market obtained within twelve months of issuance. The Series D Preferred Stock, once issued, will be convertible into shares of common stock of the Company at any time at the option of the holder thereof at an initial conversion price equal to $4.75 per share. Dividends on the Series E Preferred Stock will accrue and be cumulative at the rate of 8% per annum for the first year following issuance and 16% per year thereafter, compounded annually. Dividends on the Series D Preferred Stock will accrue and be cumulative at the rate of 8% per year, compounded annually, until the fifth anniversary of the date of issuance of the Series E Preferred Stock. Dividends on the Series E Preferred Stock and Series D Preferred Stock will not be paid in cash except in connection with certain events of liquidation, change of control or redemption. The holders of the Series E Preferred Stock and Series D Preferred Stock will be entitled to participate on an as converted or deemed as converted basis, as applicable, in any dividends payable on the Company’s common stock. The Series E Preferred Stock will be redeemable at the option of holders of at least 10% of the outstanding shares thereof at any time and from time to time following the second anniversary of issuance. The Series D Preferred Stock will be redeemable at the Company’s option if the Company’s common stock trades at or above certain values for certain periods of time, and at the option of holders of at least 10% of the outstanding shares thereof following the eighth anniversary of issuance. The holders of the Series E Preferred Stock and Series D Preferred Stock will be granted certain customary registration rights, pre-emptive rights, information rights and approval rights substantially consistent with the terms and conditions of rights granted to holders of the Company’s existing Series C Convertible Preferred Stock.

Equity Commitment Letters

On October 16, 2009, the Company entered into equity commitment letters with Bain Capital Venture Fund 2007, L.P. (“Bain”) and Prides Capital Fund I LP (“Prides”) pursuant to which (i) Bain committed to acquire, or to cause one or more of its affiliates or other parties to acquire, at least $17.5 million of Series E Preferred Stock and exchange all shares of Series C Convertible Preferred Stock of the Company held by it and its affiliated funds for shares of Series E Preferred Stock, and (ii) Prides committed to exchange all shares of Series C Convertible Preferred Stock of the Company held by it for shares of Series E Preferred Stock, in each case, subject to the terms and conditions to be set forth in the definitive financing agreements. Following such exchanges, there will be no Series C Convertible Preferred Stock of the Company outstanding.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated October 16, 2009, by and among The Princeton Review, Inc., Penn Foster Holdings, LLC and Penn Foster Education Group, Inc.*

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: October 21, 2009	/s/ Neal S. Winneg
Name: Neal S. Winneg
Title: Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated October 16, 2009, by and among The Princeton Review, Inc., Penn Foster Holdings, LLC and Penn Foster Education Group, Inc.*

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.